Exhibit 10.2
VISHAL GARG
1 WORLD TRADE CENTER, 285 FULTON ST., 80TH FLOOR, SUITE A
NEW YORK, NY 10007

SB Northstar LP
c/o Walkers Corporate Limited
190 Elgin Avenue; George Town
Grand Cayman, Cayman Islands

April 28, 2025

Re:    Termination of Convertible Notes Side Letter

Reference is made to that certain letter agreement (the “Convertible Notes Side Letter”), dated as of November 30, 2021, by and among Vishal Garg and SB Northstar LP, a Cayman Islands exempted limited partnership (“SB Northstar”).
Reference is made to that certain Exchange Agreement, dated April 12, 2025, by and among SB Northstar and Better Home & Finance Holding Company, a Delaware corporation (the “Company”) (such agreement as amended, restated, supplemented, or otherwise modified from time to time, the “Exchange Agreement”). Capitalized terms used herein and not defined shall have the meanings set forth in the Exchange Agreement.
Pursuant to section 3 of the Convertible Notes Side Letter, Vishal Garg and SB Northstar hereby mutually agree to terminate the Convertible Notes Side Letter effective upon the Closing under the Exchange Agreement. Following the Closing, the Convertible Notes Side Letter shall be of no further force or effect and, in connection with such termination, SB Northstar hereby releases and discharges Vishal Garg from the indemnity obligations contained in the Convertible Notes Side Letter and any and all claims SB Northstar may now have, or may have in the future, arising out of, or related to the Convertible Notes Side Letter.
This letter is the complete and exclusive statement between the parties relating to the subject matter hereof, and supersedes all prior understandings, communications, or representations, either oral or written, between the parties. No change, modification or amendment of this letter shall be valid or binding upon any party unless such change, modification or amendment is in writing and is signed by such party. This letter shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This letter shall be construed in accordance with the substantive laws of the State of New York, excluding its principles of conflicts of law.

This letter may be executed either manually or by way of a digital signature provided by DocuSign (or similar digital signature provider), in any number of counterparts (including by facsimile or other electronic means, including telecopy, email or otherwise), each of which when so executed and delivered will be deemed to be an original and all of which together will be deemed to be one and the same agreement. Delivery of an executed signature page to this letter by facsimile or other electronic transmission (including pdf format) will be effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]
[Signature Page to Termination Agreement (Convertible Notes Side Letter)]

IN WITNESS WHEREOF, the undersigned have executed this letter agreement as of the date first set forth above.

Very truly yours,

/s/ Vishal Garg__________________
Vishal Garg

Acknowledged and agreed:

SB NORTHSTAR LP, acting
through its general partner, SB
NORTHSTAR GP

By:_ /s/ Stephen Lam___________________
Name: Stephen Lam
Title: Director